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                                Eaton Corporation
                         2003 Annual Report on Form 10-K
                                   Item 15(c)
                                  Exhibit 10(u)

                                EATON CORPORATION
                        VEHICLE ALLOWANCE PROGRAM POLICY
                               TIER I and TIER II

Program Overview

Eaton Corporation's Vehicle Allowance Program (Program) is designed to provide eligible senior executives with a taxable monthly allowance to assist with the purchase or lease of a vehicle. However, participants, in their sole discretion, may utilize the allowance for any pur-pose they deem appropriate. No confirmation or documentation of any kind is required with respect to the purchase or lease of a vehicle. The Program is effective January 1, 2003 and is subject to termination or amendment at any time at the sole discretion of Eaton Corporation.

Program Administration

The Vehicle Allowance Program will be administered by the Fleet Administration Department at World Headquarters.

Program Structure

The Program is comprised of Tiers I, II, and III. A specified monthly allowance, established by the Company and subject to change from time to time, shall be provided to participants according to their designated tier.

Eligibility

The Vice President - Human Resources and the Chief Executive Officer will determine participant eligibility and will also determine when such eligibility ceases.

Calculation of Allowance

The amount of the monthly allowance generally will be equal to: (1) an amount equivalent to the cost of purchasing a vehicle once every 36 months (adjusted by tier); (2) average interest for a 36-month loan on that amount; and (3) a fixed monthly maintenance allowance and will vary depending on the participant's designated tier. The actual amount of the monthly allowances will be calculated by the Vice President of Compensation & Benefits and approved by the Chief Executive Officer for non-executive officer participants and by the Compensation and Organization Committee for executive officer participants.

The Vice President of Compensation & Benefits will periodically review the allowance to determine whether it is market competitive and is consistent with similar programs offered by other premier diversified companies. If vehicle M.S.R.P. prices have increased sufficiently in each tier to warrant an increase in the allowance amounts, such adjustments may be recommended. It is anticipated that adjustments shall not be made more frequently than once every three years.

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In the event that it is determined that there will be an adjustment to the amounts of the allowances, then it is anticipated that it will be implemented at the same time for each of the participants.

The monthly allowance is comprehensive. Therefore, participants shall assume all costs related to the purchase or lease of a vehicle, including acquisition cost, sales tax, luxury tax, interest charges, aftermarket-installed equipment, maintenance and repair expenses, car washes, gasoline, and all other incidental costs. The Company will, however, reimburse participating executives for the cost of annual vehicle titling and registration in excess of a certain limit.

Since participants will be provided with an allowance to cover the above costs, no other vehicle-related charges, with the exception of business-related mileage and tolls, and vehicle titling and registration fees in excess of a certain limit, should be submitted on an expense report for reimbursement by the Company.

Mileage for business use of a personal vehicle, tolls, and annual titling and registration fees in excess of a certain limit should be submitted on an expense report and shall be reimbursed based on current Company policy for reimbursement of business use of a personal vehicle. If the Company reimburses a participant for annual license and titling fees, the participant must provide the Program Administrator with documentation of the expense because it qualifies for imputed income tax.

Transition and Enrollment Procedures

Tier I and Tier II participants in the former Executive Car Purchase Program will be transitioned to the Vehicle Allowance Program in the month following the final imputed charge of their current 36-month test car loan. If participants elect to retain ownership of vehicles under the previous Program, the vehicles will immediately be transferred from the previous Program to the Executive Vehicle Program. Insurance coverage under the latter will continue as usual. Vehicles under the previous Program will be eligible for maintenance reimbursement through the last day of the month prior to the month in which the monthly allowance begins.

Tier I and Tier II participants in the Company-Provided Leased Vehicle Program will be transitioned to the Vehicle Allowance Program in the month following the month in which their current company cars are disposed of, either through purchase, resale, or reassignment. Such disposition is indicated through completion of a "Turn-In Vehicle Final Disposition" form. If participants elect to purchase vehicles and want to enroll them in the Executive Vehicle Program for insurance coverage, a "Procedure for Including a Personally Owned/Leased Vehicle on the Executive Vehicle Program" form must be completed and forwarded to the Program Administrator (see Exhibit B of the Executive Vehicle Program Guidelines).

The World Headquarters Compensation Department shall inform the Fleet Administration Department when a participant becomes eligible; his or her designated tier; and the amount of his or her monthly vehicle allowance.

Termination

The World Headquarters Compensation Department shall inform the Fleet Administration Department if a participant's eligibility ceases and will provide the date upon which the monthly allowance should be discontinued.

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Retirement

Participants will continue to receive the monthly allowance as long as they are actively employed by Eaton Corporation. As is the case with other Terminations, upon retirement, the monthly allowance shall cease. However, participants may continue to replace executive vehicles, at their discretion, subject to the following restrictions:

- The primary user of the replacement vehicles shall be the participant or his or her spouse;

- The total number of replacement vehicles assigned to both the participant and his or her spouse shall not exceed three during the life of both the participant and his or her spouse, and two during the life of the surviving spouse;

- Eligible replacement vehicles include any vehicle (i.e., any automobile, light-duty truck, and van) available for sale in North America; and

- Participants will have the right to retain all executive vehicles under the Executive Vehicle Program on the date of termination of employment for as long as they choose.

Fees; Insurance Coverage

Any vehicle purchased or leased by a participating executive will be eligible to participate in the Company's Executive Vehicle Program insurance arrangements and shall be subject to the program fees and insurance coverage limitations as they may change from time to time (see Sections VII.G. and VIII. of the Executive Vehicle Program Guidelines for details).

Responsibility

Responsibility for periodically reviewing this policy for potential changes from time to time resides with the Vice President - Compensation & Benefits. The Manager, Corporate Travel & Fleet will be responsible for implementing the provisions of this policy and for providing participants with any necessary support and explanations.